Exhibit 10.18

PURCHASE AND SALE AGREEMENT

(BT Concepts 71st Street LLC)

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed and delivered effective as of July [ ], 2018 (the “Effective Date”), by and between TULSA BREWING COMPANY LLC, an Oklahoma limited liability company (“Seller”), and BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company (“Purchaser”). The transaction contemplated by this Agreement may be referred to as the “Transaction.” Seller and Purchaser may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

1.	Seller currently owns 100% of the issued and outstanding membership interest in BT CONCEPTS 71ST STREET LLC, an Oklahoma limited liability company (the “Company”);

2.	Company owns and operates a restaurant doing business as “Bricktown Brewery – 71st Street” (the “Business”);

3.	Pursuant to that certain Amended & Restated License Agreement (the “License”) dated June 1, 2018, between BT Concepts LLC, an Oklahoma limited liability company and wholly owned subsidiary of Purchaser (the “Licensor”) and Company, Purchaser has the right to acquire the equity of Company upon previously agreed upon terms;

4.	Company has from time to time loaned money to Purchaser and its subsidiaries as evidenced by that certain Replacement Promissory Note from Purchaser to Company dated January 1, 2018 (the “BBR Note Payable”).

3	Seller wishes to sell and Purchaser desires to acquire the entirety of Seller’s membership interest in the Company (the “Interests”);

4.	To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale. Seller agree to sell and Purchaser agrees to purchase all of Sellers’ right, title and interest in the Interests, pursuant to the terms of this Agreement.

Purchase and Sale of BT Concepts 71st Street LLC	1

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Interests shall be paid as follows:

2.1.1 Purchaser shall pay Seller $850,000.00 cash at Closing (the “Purchase Price”); and

2.1.2 Purchaser by and through Company shall assume and shall pay the Accounts Payable and Accrued Liabilities, as such term is defined in Section 3.1.19 below; provided that Seller shall cause the debt of the Company to SpiritBank to be repaid simultaneously with Closing ..

2.2 Conveyance Instruments. In order to effectuate the Transaction, the Parties, or their successor in interests, have, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance (collectively, the “Conveyance Instruments”), as the Parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Interests, including the Assignment of Limited Liability Company Membership Interests attached hereto and incorporated herein as Attachment “A” (the “Assignment”).

ARTICLE 3
SELLER’S REPRESENTATIONS

3.1 Representations of Seller. Seller represents, warrants and covenants to Purchaser as follows:

3.1.1 Existence. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma and qualified to do business in the states in which the assets relevant to the Transaction are located.

3.1.2 Power and Authority. Seller has all requisite power and authority to own the Interests and to execute, deliver, and perform this Agreement and each other document executed or to be executed by it in connection with the Transaction. Seller has obtained the approval of its governing authority and has taken any and all other necessary action required at law or pursuant to its formative and governing documents authorizing the execution, delivery, and performance of this Agreement and each other document executed or to be executed in connection with the Transaction and the consummation by it of the Transaction.

3.1.3 No Violation. The execution and delivery of this Agreement by Seller does not violate, and will not be in conflict with, any provision of its formative and governing documents. The execution and delivery of this Agreement by Seller does not (i) create a lien or encumbrance on the Interests that will remain in existence after Closing, (ii) to the best of knowledge. violate, or be in conflict with any provision of any statute, rule or regulation applicable to Seller or the Interests or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Interests are bound, or (iii) to the best of knowledge, violate, or be in conflict with any judgment, decree or order applicable to Seller.

Purchase and Sale of BT Concepts 71st Street LLC	2

3.1.4 Authorization and Enforceability. This Agreement and each other document executed by Seller in connection with this Transaction constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.1.5 Title to Interests. Seller has good and marketable title to the Interests, free and clear of liens and encumbrances.

3.1.6 The Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma and is qualified to do business in the states in which the assets are located. The Operating Agreement of the Company dated June 27, 2016 is the current limited liability company operating agreement for the Company, is in full force and effect, and has not been amended, restated or otherwise changed.

3.1.7 The Interests. The Interests have been duly and validly issued by the Company, and constitute one hundred percent (100%) of the membership interest and equity ownership of Company.

3.1.8 No Bankruptcy. There are no bankruptcy proceedings pending or, to the knowledge of Seller, threatened, against Company or Seller by any third party.

3.1.9 Litigation. Seller has not received any written claim or written demand notice that has not been resolved that would adversely affect Company or the Interests. There are no actions, suit, ongoing governmental investigations, unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened against Company or Seller in any court or by or before any federal, state, municipal or other governmental agency, or that would affect Seller’s ability to execute and deliver this Agreement or to consummate the Transaction.

3.1.10 Compliance with Law. Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Company which remains uncured.

Purchase and Sale of BT Concepts 71st Street LLC	3

3.1.11 Tax Matters. The Company has duly and timely filed with all appropriate governmental agencies, all tax returns, information returns and reports required to be filed by the Company. Except for accruals for payroll taxes payable, (the “Accrued Taxes”), Company has paid in full all taxes (including taxes withheld from employees’ salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by Company to all taxing authorities. The provisions for the Accrued Taxes are adequate for the payment of all of the Company’s liabilities for unpaid taxes (whether or not disputed). The Company is not a party to, and is not aware of, any pending or threatened action, suit, proceeding or assessment against it for the collection of taxes by any governmental agency.

4.1.12 Debt. Other than the principal balance owed by the Company to SpiritBank which is fully and completely described in the Company Balance Sheet, the Company has no outstanding debt.

3.1.13 Trade Payables. None of the trade payables or accrued expenses of the Business are overdue, including without limitation any such amounts as may be due to an alcoholic beverage wholesaler. All trade payables shall be paid current to their respective contract terms at Closing.

3.1.14 Inventory. The Business has, and will have as of Closing, inventory of a quantity usable and sufficient to operate in a manner consistent with its usual practices in the ordinary course of business. Such inventory shall be (i) of merchantable quality, (ii) suitable for sale (under existing quality control standards) under the trademark under which such inventory is intended to be sold, and (iii) in compliance with all applicable regulations and standards of any governmental authority.

3.1.15. Insurance. The insurance policies of Company, copies of which were previously provided to Purchaser, are all still in full force and effect, valid and enforceable, and the Company is not in breach of or in default under any such policy. Neither Seller nor the Company has any notice of or any reason to believe that there is or has been any actual, threatened or contemplated termination or cancellation of any insurance policy relating to such insurance. The Company has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

3.1.16 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Purchaser shall have any responsibility whatsoever.

3.1.17 Accounts Payable and Accrued Liabilities. The liabilities and accounts payables associated with the Business which have accrued at the Effective Date, either directly in the name of the Company and its subsidiaries, or in the name of Seller and its affiliates, do not exceed the amounts set forth in the Company Balance Sheet (the “Accounts Payable and Accrued Liabilities”).

Purchase and Sale of BT Concepts 71st Street LLC	4

3.1.18 Company Balance Sheet. -The Balance Sheet of the Company attached hereto as Schedule 3.1.20 is a true and accurate copy of the balance sheet of the Company as of the dates therein stated (the “Company Balance Sheet”) and fairly reflects the balance sheet of the Business. There are no changes or events outside of the ordinary course of business for the Company or the Business which would cause the balance sheet of the Company as of the Effective Date to be materially different from the Company Balance Sheet.

3.2 Seller’s Acknowledgment. Purchaser has made no representations or warranties to Seller, express or implied, at law or in equity, with respect to Purchaser, including, without limitation, Purchaser’s operations, business, financial information or condition or its assets or liabilities.

ARTICLE 4
PURCHASER’S REPRESENTATIONS

4.1 Representations of Purchaser. The Purchaser represents warrants and covenants to the Seller as follows:

4.1.1 Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Oklahoma and is qualified to do business in the states in which its assets and business activities are located.

4.1.2 Power and Authority. Purchaser has all requisite power and authority to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by it in connection with the Transaction. The Purchaser has obtained the approval of its governing body and has taken any and all other necessary corporate action authorizing the execution, delivery, and performance by such entity of this Agreement and each other document executed or to be executed by such entity in connection with the Transaction and the consummation by it of the Transaction.

4.1.3 Binding Obligation. This Agreement constitutes the legal, valid, and binding obligation of Purchaser, and upon execution and delivery by Purchaser, this Agreement and any related agreements to which Purchaser is a party will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and any related agreements and to perform their obligations under this Agreement and any related agreements.

4.1.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time) conflict with, or result in a violation of any provision of the organizational documents of Purchaser.

4.1.5 No Bankruptcy. There are no bankruptcy proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser by any third party.

Purchase and Sale of BT Concepts 71st Street LLC	5

4.1.6 Liability for Brokers’ Fees. Purchaser has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

4.2 Purchaser’s Acknowledgment. Seller has made no representations or warranties to Purchaser, express or implied, at law or in equity, with respect to the Company, including, without limitation, the Company’s operations, business, financial information or condition or its assets or liabilities.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

5.1 Conditions Precedent To Seller’s Closing Obligations. Seller’s obligations to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in whole or in part by Seller:

5.1.1 Delivery of Purchase Price. Purchaser must have delivered the Purchase Price to the Seller.

5.1.2 Accuracy of Representations. Purchaser’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing.

5.1.3 Performance. All of Purchaser’s covenants, agreements and obligations that are required to be performed or complied with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

5.1.4 Repayment of BBR Note Payable. Purchaser must pay to Seller at or before Closing an amount equal to the cumulative amounts owed under all notes payable by Purchaser or its subsidiaries to Licensee, including the BBR Note Payable, still outstanding on the date of Closing, whether any such note is at maturity or otherwise.

5.2 Conditions Precedent To Purchaser’s Closing Obligations. Purchaser’s obligation to consummate the Transaction is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in whole or in part by Purchaser:

5.2.1 Conveyance Instruments. Seller must have signed and delivered the Conveyance Instruments to evidence the transfers of the Interests, including the Assignment.

5.2.2 Successful Public Offering. Purchaser must have successfully completed an initial public offering of equity ownership in Purchaser, and received the proceeds thereon, either immediately prior or simultaneously with Closing.

5.2.3 Release from SpiritBank Loan. Seller must repay SpiritBank immediately prior or simultaneously with Closing and provide to Purchaser a written release from SpiritBank of its liens on Company and its assets.

Purchase and Sale of BT Concepts 71st Street LLC	6

5.2.4 Accuracy of Representations. Seller’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing.

5.2.5 Performance. All of Seller’s covenants, agreements and obligations that are required to be performed or complied with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

5.3 Execution as a Condition Precedent. A condition precedent to the effectiveness of this Agreement is signature by Purchaser and Seller. Unless and until both Purchaser and Seller have executed this Agreement, the Agreement will not be legally binding.

ARTICLE 6
TERMINATION

6.1 Termination. This Agreement may be terminated in accordance with the following provisions:

6.1.1 by Seller if, through no fault of Seller, any conditions set forth in Section 5.1 are not or cannot be satisfied by Closing Date, and are not waived by Seller;

6.1.2 by Purchaser if, through no fault of Purchaser, any conditions set forth in Section 5.2 are not or cannot be satisfied by Closing Date, and are not waived by Purchaser;

6.1.3 by mutual consent of the Parties; or

6.1.4 by any Party to this Agreement if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2019, or such later date upon which the Purchaser and Seller may have agreed.

6.2 Liabilities Upon Termination.

6.2.1 Purchaser’s Breach. If Closing does not occur because Purchaser wrongfully and intentionally fails to tender performance at Closing, and Seller is ready to close, Seller may exercise any other remedy available at law or in equity, including specific performance of this Agreement. Purchaser’s failure to close shall not be considered wrongful and intentional if Purchaser has terminated this Agreement as of right under Section 6.1.

6.2.2 Sellers’ Breach. If Closing does not occur because Seller wrongfully and intentionally fails to tender performance at Closing and Purchaser is ready and otherwise able to close, Purchaser may enforce any remedy available at law or in equity, including specific performance of this Agreement. Seller’s failure to close shall not be considered wrongful and intentional if Seller has terminated this Agreement as of right under Section 6.1.

Purchase and Sale of BT Concepts 71st Street LLC	7

6.2.3 Termination Pursuant to Section 6.1. If Purchaser or Seller terminates this Agreement pursuant to Section 6.1 in the absence of a wrongful and intentional breach by the other Party, neither Purchaser nor Seller shall have any liability to the other Party for termination of this Agreement. For the avoidance of doubt, the failure of a condition precedent to a Party’s obligation to close shall not create any presumption that the failure is attributable to the wrongful or intentional act of the other Party.

ARTICLE 7

CLOSING

7.1 Time of Closing. The closing of the Transaction will occur simultaneously with the closing of any initial public offering of securities in the Purchaser; or at an earlier time mutually acceptable to the Parties, or a later time as Purchaser and Seller may agree in writing (the “Closing “).

7.2 Place of Closing. The Closing shall be held at the offices of Purchaser, 14504 Hertz Quail Springs Parkway, Oklahoma City, Oklahoma 73134, or at such other place as Purchaser and Seller may agree in writing.

7.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

7.3.1 Seller’s Deliveries. At Closing, Seller will deliver:

A. The Conveyance Instruments, including the Assignment; and

B. The Release from SpiritBank; and

7.3.2 Purchaser’s Deliveries. At Closing, Purchaser will deliver:

A. the Conveyance Instruments, including the Assignment; and

B. the Purchase Price.

ARTICLE 8
POST CLOSING OBLIGATIONS

8.1 Further Assurances. From time to time after Closing, Seller and Purchaser shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

8.2 Survival. The representations and warranties set forth in Articles 3 and 4 shall terminate at Closing except for those representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.7, 4.1.1 and 4.1.2 which shall survive indefinitely. Delivery of the Conveyance Instruments at the Closing will not constitute a merger of this Agreement with such instrument.

Purchase and Sale of BT Concepts 71st Street LLC	8

ARTICLE 9
GENERAL PROVISIONS

9.1 Definition of “Agreement”. As used herein, the word “Agreement” means this document and all exhibits and schedules attached hereto.

9.2 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated under this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay their own expenses will be subject to any rights of such Party arising from a breach by another Party.

9.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Seller:	Tulsa Brewing Company LLC
Attention: James M. Burke, Manager
14504 Hertz Quail Springs Parkway
Oklahoma City, OK 73025

Purchaser:	Bricktown Brewery Restaurants LLC
Attention: Buck Warfield, President
14504 Hertz Quail Springs Parkway
Oklahoma City, OK 73025

9.4 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Purchase and Sale of BT Concepts 71st Street LLC	9

9.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Parties which specifically states that it is intended to modify this Agreement.

9.6 Assignments, Successors, and No Third-Party Rights. The Parties may not assign any of their respective rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.8 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.10 Governing Law, Venue. This Agreement will be governed by the laws of the State of Oklahoma without regard to conflicts of laws principles. The Parties agree that venue for any action between the Parties and based on this Agreement or upon any of the representations, warranties, covenants, agreements and indemnifications contained in this Agreement shall be exclusively vested in the courts of Oklahoma County, Oklahoma. The Parties and the persons whose signature are affixed hereto hereby agree that the State of Oklahoma shall have personal jurisdiction over them and waive any challenge to the jurisdiction of the courts of the State of Oklahoma. In any litigation arising from this Agreement between the Parties, the prevailing Party shall be entitled to an award of its or their attorneys’ fees and costs.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties agree that facsimile signatures are binding.

9.12 Knowledge. The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a limited liability company, corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

9.13 Limitation on Damages and Waiver of Jury Trial. The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement. Each Party hereto irrevocably waives trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by any of Party hereto against any other Party hereto regarding this Agreement or the Transaction.

[Signatures on following page]

Purchase and Sale of BT Concepts 71st Street LLC	10

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:	TULSA BREWING COMPANY LLC
an Oklahoma limited liability company

By:
James M. Burke, Manager

PURCHASER	BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company

By:
Buck Warfield, President and Manager

Purchase and Sale of BT Concepts 71st Street LLC	11

EXHIBIT A

(Form of Assignment)

To

PURCHASE AND SALE AGREEMENT DATED AUGUST 30, 2018,

BETWEEN BRICKTOWN BREWERY RESTAURANTS LLC, AS PURCHASER,

AND TULSA BREWING COMPANY, AS SELLER

ASSIGNMENT OF LIMITED LIABILITY COMPANY

MEMBERSHIP INTEREST IN

BT CONCEPTS 71ST STREET LLC

TULSA BREWING COMPANY LLC, an Oklahoma limited liability company (“Assignor”), and BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company (“Assignee”) enter into this Assignment of Limited Liability Company Membership Interest (this “Assignment”) effective as of [ ] (the “Effective Date”).

In consideration of the mutual covenants set forth in this Assignment and of other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties to this Agreement hereby agree as follows:

1. Assignment of Interest. Assignor owns One Hundred percent (100%) of the limited liability company membership interest (the “Interest”) in BT CONCEPTS 71ST STREET LLC, an Oklahoma limited liability company (“Company”). Pursuant to the terms of that certain Purchase and Sale Agreement between Assignor as Seller and Assignee as Purchaser of even date herewith, effective as of the Effective Date, (a) Assignor hereby assigns, transfers and conveys to Assignee the entirety of the Interest, and (b) Assignee hereby accepts the Interest from Assignor.

2. Representations of Assignor. Assignor represents and warrants to Assignee that (a) this Assignment has been duly executed and delivered by Assignor, and is a valid and binding obligation of Assignor, enforceable in accordance with its terms; (b) Assignor is the sole owner of the Interest; (c) the Interest is the entirety of the ownership interest of Company held by Assignor and (d) Assignor has good title to the Interest, free and clear of any liens, claims, encumbrances, security interests, or options.

3. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4. Multiple Counterparts; Facsimile Signatures. This Assignment may be executed in one or more counterparts, each of which shall, for all purposes of this Assignment, be deemed an original, but all of which shall constitute one and the same agreement. A signature of any party to this Assignment may be transmitted by facsimile and such signature shall be deemed to be, and to have the legal effect of, an original signature.

[Remainder of page intentionally blank, signatures on following page]

Purchase and Sale of BT Concepts 71st Street LLC	A-1

ASSIGNMENT OF

LIMITED LIABILITY COMPANY

MEMBERSHIP INTEREST IN

BT CONCEPTS 71ST STREET, LLC

IN WITNESS WHEREOF, the parties have executed and delivered this Assignment as of the date first written above.

ASSIGNOR:	TULSA BREWING COMPANY LLC
an Oklahoma limited liability company

By:
James M. Burke, Manager

ASSIGNEE:	BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company

By:
Buck Warfield, President and Manager

COMPANY:	BT CONCEPTS 71ST STREET LLC, an Oklahoma limited liability company

By:
Bradley L. Grow, Manager

Purchase and Sale of BT Concepts 71st Street LLC	A-2

Schedule 3.1.21

To

PURCHASE AND SALE AGREEMENT DATED JULY [ ], 2018,

BETWEEN BRICKTOWN BREWERY RESTAURANTS LLC, AS PURCHASER,

AND TULSA BREWING COMPANY LLC, AS SELLER

(Company Balance Sheet)

SC-1